Exhibit 99.1

TRIMERIS, INCORPORATED

Moderator: Steven Skolsky

October 16, 2006

3:30 pm CT

Operator: Good afternoon and welcome to the Trimeris Third Quarter 2006 Sales conference call.

This conference call may contain projections, estimates and other forward-looking statements that involve a number of risks and uncertainties, including those discussed in the Trimeris filings with the Securities and Exchange Commission.

Among the factors that could cause actual results to differ materially are the following: There is uncertainty regarding the success of our research and development activities, regulatory authorization and product commercialization.

The results of our previous clinical trials are not necessarily indicative of future clinical trials. Our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects.

For a complete description of these risks, see Trimeris's Form 10-K filed with the Securities and Exchange Commission on March 10, 2006 and the company's periodic reports filed with the SEC. Actual manufacturing and commercialization results may differ from the previous results and current projections.

While the information presented during the call represents management's current judgment on the future direction of the company's business, such risks and uncertainties could cause actual operating results to differ materially from any future performance suggested herein.

Trimeris undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date hereof.

I will now turn the call over to Mr. Steven Skolsky, Chief Executive Officer of Trimeris.

Steven Skolsky: Thanks for being with us for our Third Quarter 2006 Sales conference call. And as we've done previously, the company is announcing sales results for Fuzeon in conjunction with the release of Roche's third quarter 2006 financial results. Release of Trimeris's complete financial results for the third quarter 2006 will follow in November of this year.

Last week we announced an adjustment to our 2006 Fuzeon sales guidance to reflect recently observed prescription trends. However, we remain confident in the Fuzeon brand and our commitment to achieving profitability this year based on Fuzeon sales performance, namely the strong sales growth demonstrated in the U.S. and the rest of the world.

I would like to stress that we are maintaining our commercial support for the brand with a range of initiatives, such as novel administration options, that will provide potential sources of additional growth in the future.

Regarding Fuzeon sales performance, I will now provide you with more details of our third quarter 2006 results.

Fuzeon sales for the U.S. and Canada in the third quarter of 2006 continued the growth trend seen in the first two quarters of this year, achieving 33.6 million or 18% growth above the third quarter of 2005 and 8% growth on a sequential quarterly basis. This stands as our second-best ever quarter in the U.S. and Canada.

Year-to-date sales on the U.S. and Canada totaled 92 million -- a growth of nearly 20% over the first three quarters of 2005.

Net sales in the U.S. benefited from both improvements in gross-to-net adjustments this quarter, as well as a 5% price increase implemented by Roche at the end of August.

Fuzeon net sales outside the U.S. and Canada totaled 29.5 million this quarter -- an increase of 44% above the same period last year and 13% above the second quarter of 2006.

Total global sales of Fuzeon for the third quarter were $63 million -- an increase of 29% above the same period last year -- resulting in our best ever quarter on a global basis.

Finally, total global sales of Fuzeon for the first three quarters of 2006 were 175.7 million, demonstrating 21% growth above the first three quarters of 2005.

I'm also pleased to inform you that our royalty rate on Fuzeon net sales outside the U.S. and Canada has now been increased from 10% to 12% based on surpassing a cumulative sales milestone. This new rate will remain in effect for the duration of our collaboration with Roche.

Turning to Fuzeon prescription trends, estimated results for the third quarter of 2006 demonstrated demand consistent with the previous quarter, with new prescriptions increasing by 6% and total prescriptions growing 8% compared to the same period last year.

These prescription trends did not benefit from what was widely expected to be a greater uptake of the recently approved protease inhibitor, Prezista during this period, which we had previously cited as an important growth driver for Fuzeon this quarter.

Now let me briefly address some newly emerging data with Fuzeon and some potential drivers for future growth.

At the recent Interscience Conference on Antimicrobial Agents and Chemotherapy, or ICAAC, in San Francisco, data were presented on the unprecedented results of combining Merck's integrase inhibitor, MK0518 with Fuzeon in triple-class-experienced patients.

For patients who received Fuzeon and MK0518, between 90% to 100% reached undetectable viral loads compared to between 60% and 70% of those who received MK0518 without using Fuzeon.

These data show that the combination of fully active agents from two new classes can lead to remarkable and previously unseen levels of full viral suppression in treatment-experienced patients compared to using less than fully active agents from classes where cross-resistance may exist.

New data reflecting our ongoing development initiatives that focus on improving the convenience of Fuzeon administration and reducing injection site reactions were also presented at ICAAC, as well as the Infectious Disease Society of America, or IDSA, meeting this past Saturday.

At IDSA, we presented data on the once versus twice daily dosing of Fuzeon from our ENF 401 study. In this pilot study of 61 patients comparing once-daily to twice-daily administration of Fuzeon, we obtained very encouraging results suggesting that the overall clinical response from the two injections given once-daily and one injection given twice-daily were comparable.

In addition, the once-daily administration arm contributed to a 15% improvement in adherence to therapy over the duration of the study. We plan to further explore the once-daily dosing option for Fuzeon.

At ICAAC, we also presented results from the WAND or With A Needle-Free Device study showing that we achieved primary endpoint of a 50% reduction in the incidence of painful ISRs with the use of the B2000 needle-free device compared to standard syringe -- 36% for the device versus 71% for the needle-syringe.

Following use of both administration systems, 84% of patients preferred the B2000 needle-free device versus 16% favoring the standard needle-syringe administration.

During the course of 2007, we intend to present data from the ongoing BOSS, or Biojector Observational Safety Study, that was initiated earlier this year.

BOSS has completed enrollment of approximately 330 current or prior Fuzeon patients at 43 trial sites in the U.S. and Puerto Rico in an eight-week study to assess the safety and patient acceptance of B2000 compared to the standard needle-syringe administration.

Collectively, WAND and BOSS will provide data from two distinct patient cohorts -- Fuzeon naive, as well as those currently receiving Fuzeon -- as part of their anti-HIV regimen to gain a more complete assessment of the potential benefits of needle-free administration of Fuzeon.

Last week we reported on the outcome of discussions with the FDA regarding our SNDA for inclusion of the Bioject B2000 needle-free device as an administration option for Fuzeon. At that time the FDA indicated that a small number of previously reported adverse events related to the administration of Fuzeon with the B2000 device warrant further review.

Based on this recent FDA response, the submission of an amended SNDA by Roche and Trimeris will be delayed until at least the first half of 2007, when data from the BOSS trial and other information are available.

We and Roche are fully committed to evaluating and developing improved administration options for Fuzeon patients and their healthcare providers, as we have done to date with the evaluation and support of the Becton Dickinson Ultra-Fine II needle and syringe.

Also in this quarter, we announced that Roche and Trimeris mutually agreed to amend our research agreement covering the next-generation fusion inhibitor program and extended the research term by an additional two years through December 31, 2008.

Our joint team has agreed to advance TRI-1144 as the lead preclinical candidate under this agreement. We continue to make progress in advancing this compound forward, having initiated a GMP manufacturing campaign and formulation work for TRI-1144 at our own facilities here at Trimeris. And we remain on track to initiate first-time-in-man studies with TRI-1144 in 2007.

Thank you for joining the call and we'll now take your questions.

Operator: At this time if you would like to ask a question, please press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2. We'll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Thomas Wei with Piper Jaffray.

Steven Skolsky: Hello Thomas.

Thomas Wei: Hello. Thanks very much. I guess just a housekeeping question on wholesaler inventory levels. Can you just help us understand what you think had happened on a - maybe a quarter-over-quarter basis with inventory levels?

Steven Skolsky: Yeah. Inventory levels have actually been very stable for the last two quarters, Thomas. So it has had very little impact on our overall sales volume.

Thomas Wei: Okay. And you mentioned improvement in gross-to-net adjustments.

Steven Skolsky: Yes.

Thomas Wei: Can you give us a little bit more detail there?

Steven Skolsky: Yeah. As we mentioned previously, we were targeting a gross-to-net for the full year in the range of 15% to 16%. And this quarter we benefited from a more beneficial rate than we had seen in the prior quarter.

Thomas Wei: Any quantification there?

Steven Skolsky: Yeah. We're close to 11%, 12% for the quarter but we're still expecting to net out into the original range of 15% to 16%.

Thomas Wei: Okay. And then on Prezista, the launch item, I think we would all agree has probably not been as robust as we would have expected. But they still did record just under 5,000 scripts in - since they launched the product.

And if we look at the change in prescriptions on a quarter-over-quarter basis, even given that magnitude of prescriptions, it doesn't seem to have helped out very much. Can you help us understand what some of the dynamics there are?

Steven Skolsky: Yeah. I think in the early time of the launch that the total prescription volume of Prezista was so low that it was really hard to determine whether it was having much of an impact, if at all, on Fuzeon. And in recent weeks we've actually seen an upturn in our prescription rates.

And I don't know whether you've seen the current data from last week. Prezista actually showed the first substantial increase that they've ever posted since launch, now posting over 700 scripts for the prior week at the same time that we've seen a significant inflection in our own prescriptions, now achieving levels of 1153 prescriptions -- a level that we have not seen actually since the beginning of the summer.

I think everybody would agree that it has been less than robust launch as to what was anticipated. I'm sure there are a variety of factors around whether that is going to be something that materializes further.

The adjustment in our guidance really was a result of expecting a greater impact earlier and not having really a number of selling weeks left in the remainder of the year to be able to achieve that target.

I would leave open the option that Prezista still could show substantial growth. And likewise, the timing of that and the magnitude of that insurgence has yet to be seen. But likewise it remains to be seen whether our own prescriptions would benefit from additional growth.

Thomas Wei: Thanks. I'll jump back in the queue.

Operator: Again if you'd like to ask a question at this time, please press star then the number 1 on your telephone keypad. Your next question comes from the line of Sharon Seiler with Punk, Ziegel & Company.

Sharon Seiler: Oh, good afternoon. Can you just repeat the royalty figures? What were they before and what will they be now after you've achieved the milestone? And when in the quarter did that change, or will it be effective next quarter?

Steven Skolsky: Yeah Sharon, it's effective for the full quarter and it moves from a 10% royalty on rest-of-world sales to 12%. And it'll be in effect for the remainder of the collaboration.

Sharon Seiler: Okay. Thank you.

Operator: Again if you'd like to ask a question at this time, please press star then the number 1 on your telephone keypad.

Steven Skolsky: Well if there are no other questions, I want to thank you all for participating in our Third Quarter 2006 Sales call. And I would like to, as I usually do, summarize the key points that we've discussed with you today.

First, we are pleased with the continued growth of Fuzeon and having achieved our best sales ever on a global basis.

Second, we're very focused on advancing several key commercial initiatives, which are designed to support both further growth of Fuzeon and also to provide administrative options for Fuzeon patients in the future.

And lastly, based on our performance through the first three quarters of 2006, we remain confident in maintaining our guidance of being profitable for the full year, including option expense.

And once again, thanks for joining the call. And we look forward to providing you with our complete financial results for the third quarter 2006. Are there any more questions before we close?

Operator: You have a question from the line of S. Ramakamth with First Albany.

Steven Skolsky: Okay.

Operator: (They've) withdrawn that question and there are no further questions at this time, sir.

Steven Skolsky: Thank you again. And again I'll reiterate, we look forward to sharing our complete results with you in early November. Thank you.

Operator: This does conclude today's conference call. You may now disconnect.

END